Exhibit 99.2

Aquestive Therapeutics Announces Pricing of $85 Million Underwritten Offering of Common Stock

WARREN, N.J., August 14, 2025 – Aquestive Therapeutics, Inc. (NASDAQ: AQST) (“Aquestive” or the “Company”), a pharmaceutical company advancing medicines to bring meaningful improvement to patients' lives through innovative science and delivery technologies, today announced the pricing of an underwritten offering of 21,250,000 shares of its common stock at an offering price of $4.00 per share. The gross proceeds of the offering to Aquestive, before deducting the underwriting discounts and commissions and other offering expenses payable by Aquestive, are expected to be $85 million. The Company intends to use the net proceeds received from the offering, together with the Company’s existing cash and cash equivalents, primarily to advance the launch and commercialization of Anaphylm™ (epinephrine) Sublingual Film for the treatment of severe life-threatening allergic reactions, including anaphylaxis, assuming United States Food and Drug Administration (FDA) approval, and for working capital, capital expenditures and general corporate purposes. All of the securities are to be sold by the Company. The offering is expected to close on or about August 15, 2025, subject to satisfaction of customary closing conditions.

The offering was led by RTW Investments, LP and included participation from Samsara BioCapital, EcoR1 Capital, Perceptive Advisors, Sio Capital Management, ADAR1 Capital Management, and Nantahala Capital.

Leerink Partners, Cantor, and Oppenheimer & Co. are acting as joint bookrunning managers for the offering. H.C. Wainwright & Co. is acting as lead manager for the offering, and Brookline Capital Markets, a division of Arcadia Securities, LLC, is acting as co-manager for the offering.

A shelf registration statement on Form S-3 (File No. 333-278498) relating to the offering of the securities described above was previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on April 23, 2024. A final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may also be obtained by contacting: Leerink Partners LLC, Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109, or by telephone at (800) 808-7525 ext. 6105, or by email at syndicate@leerink.com, Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, New York, New York 10022; or by email at prospectus@cantor.com and Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, New York 10004, or by telephone at (212) 667-8055, or by e-mail at EquityProspectus@opco.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of that state or jurisdiction.

About Aquestive Therapeutics
Aquestive is a pharmaceutical company advancing medicines to bring meaningful improvement to patients' lives through innovative science and delivery technologies. We are developing orally administered products to deliver complex molecules, providing novel alternatives to invasive and inconvenient standard of care therapies. Aquestive has four commercialized products marketed by its licensees in the U.S. and around the world, and is the exclusive manufacturer of these licensed products. The Company also collaborates with pharmaceutical companies to bring new molecules to market using proprietary, best-in-class technologies, like PharmFilm®, and has proven drug development and commercialization capabilities. Aquestive is advancing a late-stage proprietary product candidate for the treatment of severe allergic reactions, including anaphylaxis, and an earlier stage epinephrine prodrug topical gel product candidate for possible various dermatology conditions, including alopecia areata.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The use of words such as “may,” “will,” “expect” or “intend” and other similar expressions are intended to identify such forward-looking statements. All such forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Such forward-looking statements include, but are not limited to, the anticipated closing of the offering, including the timing of the closing and the amount and use of net proceeds from the offering. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including but not limited to: stock price volatility and risks associated with uncertainties related to general economic and market conditions; satisfaction of customary closing conditions related to the offering; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” and in other sections included in the prospectus supplement to be filed with the SEC, including the documents incorporated by reference therein, Aquestive’s Annual Report on Form 10-K for the year ended December 31, 2024, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as discussions of potential risks, uncertainties, and other important factors in any subsequent reports filed with the SEC. These documents contain and identify important factors that could cause the actual results for Aquestive to differ materially from those contained in Aquestive’s forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Aquestive specifically disclaims any obligation to update any forward-looking statement, except as required by law. These forward-looking statements should not be relied upon as representing Aquestive’s views as of any date subsequent to the date of this press release.

PharmFilm® and the Aquestive logo are registered trademarks of Aquestive Therapeutics, Inc. All other registered trademarks referenced herein are the property of their respective owners.

Investor Contact:
Brian Korb
astr partners
brian.korb@astrpartners.com